UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported): January 18, 2005
Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code:	(262) 636-1200

_____________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -- Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

This Form 8-K describes ordinary course executive officer compensation action taken by the Officer Nomination & Compensation Committee of the Board of Directors of Modine Manufacturing Company (the "Committee").

At its meeting on January 18, 2005, the Committee took the following actions with respect to the compensation of the Company's named executive officers (as defined in Regulation S-K Item 402(a)(3)):
Executive Officer	FY 2006 Salary($) (effective 4/01/05)	Restricted Stock Awards($)	Securities Underlying Option Grants(#)

D. B. Rayburn President and CEO	$675,000	$599,830	26,000

B. C. Richardson VP, Finance and CFO	$377,000	$94,710	13,900

C. R. Katzfey Group Vice President	$301,000	$94,710	10,400

J. R. Rulseh Group Vice President	$293,000	$94,710	10,400

K. A. Feldmann Group Vice President	Euro 266,000	$94,710	10,400

(1) The Committee granted to the persons indicated the following number of restricted shares: Mr. Rayburn - 19,000; Mr. Richardson - 3,000; Mr. Katzfey - 3,000; Mr. Rulseh - 3,000 and Mr. Feldman - 3,000. The market value for the restricted shares included in the table are based on a fair market value of $31.57 on the date of grant. The awards of shares of restricted stock are subject to restrictions that lapse annually in fifths over a period commencing at the end of the first year from the date of grant. In the event of retirement, the shares may, if authorized by the Committee, be released at an earlier date. In the event of a change in control, the share restrictions lapse. Dividends are paid on the restricted shares at the same time and the same rate as dividends are paid to shareholders of unrestricted shares.

(2) Stock options granted under the 2002 Incentive Compensation Plan (the "Plan") have an exercise price equal to the fair market value of the common stock on the date of grant, are immediately exercisable after one year of service with Modine (therefore, for an employee who has been employed by Modine for at least one year, the option is immediately exercisable) and have a term of ten years from the date of grant. Grants pursuant to the Plan are made to officers and certain other employees as determined by the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODINE MANUFACTURING COMPANY

/s/ David B. Rayburn
President and Chief Executive Officer

/s/ Dean R. Zakos
Dean R. Zakos, Vice President, General
Counsel and Secretary

February 10, 2005